Exhibit 99.1

                                  NEWS RELEASE

[GLOBAL ENTERTAINMENT LOGO]
                                                For Further Information Contact:
                                                     Richard Kozuback, President
                                                Global Entertainment Corporation
                                                                    480-994-0772

Global Entertainment Corporation                        Rudy R. Miller, Chairman
1600 North Desert Drive, Suite 301                              The Miller Group
Tempe, Arizona 85281-1230                     Investor Relations for the Company
                                                                    602-225-0505
                                                          gee@themillergroup.net


     GLOBAL ENTERTAINMENT SUBSIDIARY, JV OPERATORS OF CENTRAL HOCKEY LEAGUE,
                  ENTERS INDEPENDENCE, MISSOURI, WITH CHL TEAM

TEMPE, ARIZONA,  APRIL 16, 2009 -- GLOBAL ENTERTAINMENT  CORPORATION (NYSE AMEX:
GEE) reports that the Central Hockey League (CHL), administered by one of its wholly-owned subsidiary companies, has announced the placement of a CHL team in Independence, Missouri that will participate in the CHL 2009-10 hockey league season. Approval was received from the Independence City Council on the team's lease with the new $55 million Independence Events Center currently under construction and expected to open in November 2009. The CHL currently playing its 17th season, with 18 member teams across 10 states approved the transfer of the license for the team from Lubbock, Texas thereby relocating experienced team owners and operators with the license transfer.

The world-class design of the 5,800 fixed-seat multi-purpose events center has an attached practice facility with a second ice surface that is a much sought after addition in new arena development. The project manager for design and construction of the state-of-the-art facility is Global subsidiary International Coliseums Company (ICC), which is the project manager for the events center concurrently under construction in Allen, Texas, and also project manager for the events center scheduled in Dodge City, Kansas. Management projects of this nature contribute revenue over a 22-month period for Global. The Independence events center with 26 luxury suites, VIP seating along with restaurants and lounges will have a variety of entertainment attractions that typically include concerts, trade shows, family shows, youth hockey, agricultural events and other civic functions.

Richard Kozuback, president and chief executive officer of Global Entertainment Corporation stated, "The expansion of Global into the Independence market, a part of the heartland of our nation, opens new opportunities for the company and the City of Independence. The $55 million multi-purpose facility brings its own energy to Independence and the surrounding communities making it a destination spot for entertainment not previously available in the community. Global and its multiple subsidiary companies offer a unique service in the development of multi-purpose events centers for mid-size communities together with a full complement of diversified services available for support of the long-term viability of an arena project."

Global has multi-year agreements for the Independence, Missouri facility that will utilize the specialized services of our subsidiary companies:

     * ENCORE FACILITY MANAGEMENT (Encore) will manage all building operations that includes food service and catering functions

     * GLOBAL ENTERTAINMENT MARKETING SYSTEMS (GEMS) will be the licensing and advertising arm handling all sales and marketing services

     * GLOBAL ENTERTAINMENT TICKETING (GetTix.Net) will provide exclusive ticketing services for all events more...

Global Entertainment Subsidiary, JV Operators of Central Hockey League, Enters Independence, Missouri with
Expansion Club
April 16, 2009
Page 2


Visit our web sites:

www.globalentertainment2000.com                      www.centralhockeyleague.com
      www.coliseums.com                                    www.GetTix.net

Global Entertainment Corporation is an integrated events and entertainment company focused on mid-size communities that is engaged, through its six wholly owned subsidiaries, in sports management, multi-purpose events and entertainment centers and related real estate development, facility and venue management and marketing and venue ticketing. GLOBAL PROPERTIES I, in correlation with arena development projects, works to maximize value and develop potential new properties. INTERNATIONAL COLISEUMS COMPANY (ICC) serves as project manager for arena development while ENCORE FACILITY MANAGEMENT coordinates arena operations. GLOBAL ENTERTAINMENT MARKETING SYSTEMS (GEMS) pursues licensing and marketing opportunities related to the Company's sports management and arena developments and operations. GLOBAL ENTERTAINMENT TICKETING (GETTIX.NET) is a ticketing company for sports and entertainment venues. The WESTERN PROFESSIONAL HOCKEY LEAGUE, INC., through a joint operating agreement with the Central Hockey League, is the operator and franchisor of professional minor league hockey teams in nine states.


     Certain statements in this release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company's products and services; and assumptions relating to the foregoing.

     Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

     Some of the important factors that could cause the company's actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: intense competition within the sports and entertainment industries, past and future acquisitions, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing consumer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

     These factors are discussed in greater detail in the company's Annual Report on Form 10-K for the year ended May 31, 2008, as filed with the Securities and Exchange Commission.


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